EXHIBIT 99

For Immediate Release-10/18/04
Contact: Shannan B. Guthrie
Public Relations Manager
PennRock Financial Services Corp.
717/ 354-3612
sbguthrie@bbnb.com

PennRock Announces 10% Increase in 3rd Quarter Earnings

Blue Ball, PA: PennRock Financial Services Corp. (Nasdaq: PRFS), parent company of Blue Ball National Bank, PennRock Financial Advisors, N.A. and PennRock Insurance Group, Inc. reports a 10% increase in earnings for the third quarter of 2004.

Earnings for the third quarter of 2004 totaled $3.6 million, an increase of $326,000 from the $3.3 million earned last year. Basic earnings per share were $.47 for the quarter compared with $.43 per share earned in the third quarter last year while diluted earnings per share were $.47 this quarter and $.42 last year. A dividend of $1.5 million or $.20 per share was declared for the third quarter, payable on October 12, 2004 to shareholders of record on September 28, 2004.

For the year to date, income increased 3% to $10.8 million from $10.5 million earned in 2003. Basic earnings per share increased from $1.38 last year to $1.42 in 2004, while diluted earnings per share increased from $1.36 to $1.40. PennRock’s return on average assets was 1.28% for 2004 and 1.54% in 2003 and the return on average equity was 14.29% in 2004 and 17.53% in 2003. Dividends paid for the first three quarters of 2004 were $4.6 million or $.60 per share which was 42% of net income. Dividends paid for the first three quarters of 2003 were $4.2 million or $.55 per share.

Assets totaled $1.1 billion as of September 30, 2004, which was a $55 million or 5% increase from September 30, 2003. Loans grew $65 million or 10% in 2004 which were funded by an increase in deposits of $83 million or 11%. Borrowed funds decreased by $35 million.

PennRock Financial Services Corp., headquartered in Blue Ball, Pa., is a bank holding company with over $1.1 billion in consolidated assets. PennRock is the parent company of Blue Ball National Bank, PennRock Financial Advisors, N.A., and PennRock Insurance Group, Inc. Blue Ball National Bank provides a broad range of banking services to consumers, small businesses and corporations through 17 offices in south-central and southeastern Pennsylvania. PennRock Financial Advisors, N.A. offers asset management, corporate retirement plan administration, third party administration, and investment and trust services to clients in southeastern Pennsylvania, New Jersey and Delaware. PennRock Insurance Group, Inc. sells annuities and life insurance products. To learn more about PennRock and its subsidiaries, visit www.pennrock.com.

FINANCIAL HIGHLIGHTS
In thousands; except per share data
	For the Three Months			For the Nine Months
	Ended September 30,			Ended September 30,

	2004	2003	Change	2004	2003	Change

EARNINGS AND DIVIDENDS:
Interest income	$13,862	$13,070	6%	$40,646	$39,972	2%
Interest expense	4,856	4,258	14%	13,484	13,518	(0%)
Net interest income	9,006	8,812	2%	27,162	26,454	3%
Provision for loan losses		460	(100%)	565	1,365	(59%)
Non-interest income	3,390	3,425	(1%)	10,529	10,039	5%
Non-interest expense	7,683	7,639	1%	22,979	22,139	4%
Net income	3,609	3,283	10%	10,847	10,545	3%
Dividends paid	1,529	1,447	6%	4,587	4,214	9%
Per share:
Net income — Basic	$0.47	$0.43	9%	$1.42	$1.38	3%
Net income – Diluted	0.47	0.42	12%	1.40	1.36	3%
Cash dividend	0.20	0.19	5%	0.60	0.55	9%
AT THE END OF THE PERIOD:
Securities				$301,352	$305,417	(1%)
Loans				745,390	680,624	10%
Earning assets				1,042,880	995,896	5%
Total assets				1,146,879	1,092,258	5%
Deposits				831,338	747,977	11%
Short-term borrowings				99,539	134,373	(26%)
Long-term debt				102,000	102,000	0%
Stockholders’ equity				104,108	93,779	11%
Per share:
Book value				$13.63	$12.31	11%
Market value				27.76	28.20	(2%)
SELECTED RATIOS:
Return on average equity	14.28%	13.89%	3%	14.29%	17.53%	(18%)
Return on average assets	1.25%	1.22%	2%	1.28%	1.54%	(17%)
Net interest margin (taxable equivalent)	3.53%	3.79%	(7%)	3.65%	3.93%	(7%)
Total capital to average assets				9.21%	9.02%	2%
Price-to-earnings (x)				14.71	13.58	8%
Market-to-book value (x)				2.04	2.29	(11%)
Allowance for loan losses to loans				1.21%	1.19%	2%
Non-performing loans to loans				0.08%	0.16%	(50%)
Net charge-offs (recoveries) to loans				(0.03%)	0.07%	(143%)
Dividend payout				42.29%	39.96%	6%